UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2025

Innovative Food Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-09376	20-1167761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2528 S 27th Ave Broadview, IL	60155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2026, Innovative Food Holdings, Inc., a Florida corporation (the “Company”), entered into an employment agreement (the “Liarakos Agreement”) with Argie Liarakos, pursuant to which Mr. Liarakos shall be appointed as the Executive Vice President of Commercial Operations and Execution of the Company, effective on or about January 6, 2025.

Mr. Liarakos, age 62, served as President of AMP Foodservice Solutions, a company providing strategic advisory and operational support services to food manufacturers and distributors, focused on sales execution, pricing optimization, and sustainable growth within the foodservice industry, from February 2025 to November 2025. From January 2024 to February 2025, Mr. Liarakos served as the President at Food Innovations, Gourmet Foodservice Group, Artisan Specialty Foods. Prior to that, Mr. Liarakos served as President at Artisan Specialty Foods, Inc., a subsidiary of the Company, from September 2013 to February 2025. From 2012 to 2013, Mr. Liarakos served as the LCC Business Developer at Sysco Corporation, a global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Mr. Liarakos received his degree in Business Administration and Management from Morton College.

Pursuant to the Liarakos Agreement, Mr. Liarakos is entitled to (i) an annual base salary of $260,000, payable at least monthly and subject to annual review and potential increases by the Chief Executive Officer of the Company and Board of Directors (the “Board”) compensation committee, (ii) an annual incentive of 15% of the base salary, contingent on performance and continued employment, payable in cash by March 15 of the year following the performance year, (iii) a bonus of $100,000 in cash or stock and $60,000 in stock for his first year of employment with the Company, and (iv) a performance-based equity grant of 150,000 shares of common stock under the Company’s 2011 Stock Option Plan, as amended, vesting in three installments based on financial performance goals and continued employment, with acceleration of unvested shares upon a change of control.

Mr. Liarakos’s employment with the Company shall terminate upon the first of the following: (i) December 31, 2028 (the “Expiration Date”), unless extended by mutual written agreement of the parties prior to the Expiration Date; (ii) death; (iii) the termination due to disability upon not less than 30-day prior written notice by the Company to Mr. Liarakos; (iv) the written notice by the Company to Mr. Liarakos of a termination for cause; (v) the not less than 30-day prior written notice by the Company to Mr. Liarakos of an involuntary termination without cause; (vi) the written notice by Mr. Liarakos to the Company of a resignation for good reason; and (vii) the not less than 30-day prior written notice by Mr. Liarakos to the Company of a resignation without good reason.

There are no arrangements or understandings between the Company and Mr. Liarakos pursuant to which Mr. Liarakos was appointed and there is no family relationship between or among any director or executive officer of the Company or Mr. Liarakos. There are no transactions, to which the Company is or was a participant and in which Mr. Liarakos has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Liarakos Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Liarakos Agreement, which is filed as Exhibits 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Items 1.01 and 8.01 is incorporated by reference in this Item 5.02.

Item 8.01 Other Events.

As of December 31, 2025, the employment agreement of Brady Smallwood, dated April 14, 2023, expired by its own terms. As a result, effective as of such date, Mr. Smallwood ceased to serve as the Company’s Chief Operating Officer. The Company is evaluating its operational needs and expects to reallocate the responsibilities previously held by Mr. Smallwood among members of the Company’s management team while it considers potential next steps.

Mr. Smallwood continues to serve as a member of the Board.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Employment Agreement, dated January 6, 2026, by and between the Company and Argie Liarakos
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: January 7, 2026	By:	/s/ Gary Schubert
Gary Schubert
Chief Executive Officer

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